Exhibit 10(y)

SECOND AMENDMENT TO TRUST AGREEMENT NO. 1

THIS SECOND AMENDMENT TO TRUST AGREEMENT NO. 1 (“Amendment”) is entered into effective as of December 31, 2008, between CLIFFS NATURAL RESOURCES INC., f/k/a Cleveland-Cliffs Inc, an Ohio corporation (the “Company”), and KeyBank, N.A., the successor in interest to Key Trust Company of Ohio, N.A. (“Trustee”).

RECITALS:

A. The Company and Trustee entered into that certain Trust Agreement No. 1, dated as of June 12, 1997 (as amended, the “Agreement”).

B. The Company and Trustee amended the Agreement pursuant to that certain First Amendment to Trust Agreement No. 1, dated as of September 10, 2002.

C. The Company and Trustee further amended the Agreement pursuant to that certain Amendment to Exhibits to Trust Agreement No. 1, dated as of February 15, 2000.

D. The Company has determined that it is in the best interests of the Company to amend the Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986 (as amended, the “Code”).

E. Capitalized terms not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and Employee agree as follows

1. Immediately following Section 1(d) of the Agreement there shall be inserted the following:

“(e) Notwithstanding the foregoing, no transfer of property (as such term is defined in Section 83 of the Code) or assets to the Trust shall be made if such transfer would violate the terms of Section 409A(b)(2) or (b)(3) of the Code.”

2. Section 13(b) shall be deleted in its entirety, and there shall be substituted in lieu thereof, the following:

“(b) If the Internal Revenue Service, or, if an appeal is taken therefrom, a court of competent jurisdiction, makes a determination pursuant to which any provision of this Trust Agreement No. 1 requires any amounts to be includable as compensation in the gross income of a Trust Beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would, but for such a determination, otherwise actually be distributed or made available to the Trust Beneficiary, then the provision that is the basis for such a determination shall be (i) void and of no force or effect, or (ii) read and interpreted in a manner that will not result in any amounts being includable as compensation in the gross income of a Trust Beneficiary in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be distributed or made available to the Trust Beneficiary.”

3. Exhibit B to the Agreement shall be deleted in its entirety, and there shall be substituted in lieu thereof, the following:

“For purposes of this Trust Agreement No. 1, the term “Change of Control” shall mean the occurrence during the Term of any of the following events:

(i) Any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company. However, if any one person, or more than one person acting as a group, is considered to own more than 50% of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this Trust Agreement No. 1.

(ii) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company.

(iii) A majority of members (each, a “Director”) of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iv) Any one person, or more than one person acting as a group. acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, any acquisition of ownership of stock of the Company by any one person, or more than one person acting as a group, pursuant to a Business Combination shall not constitute a Change of Control. A “Business Combination” shall mean any business transaction such as a reorganization, merge or consolidation involving the Company, a sale or other disposition of all or substantially all of the assets of the Company, or any other transaction involving the Company, if, in each case, immediately following any such business transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of stock of the Company immediately prior to such business transaction beneficially own, directly or indirectly, more than 55% of the combined voting power of the then outstanding shares of stock of the entity which as a result of such transaction owns (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such business transaction, of the stock of the Company, (B) no one person, or more than one person acting as a group (other than the Company, such entity resulting from such business transaction, or employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from such business transaction), beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding shares of stock of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such business transaction, and (C) at least a majority of the members of the board of directors of the entity resulting from such business transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board of Directors providing for such business transaction.

The “Incumbent Board” shall mean those individuals who, as of December 31, 2008, constitute the Board; provided, however, that any individual becoming a Director subsequent to December 31, 2008 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for Director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as described in Rule 14(a)-12(c) of the Securities Exchange Act of 1934) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

For purposes of this Trust Agreement No. 1, other than the definition of “Business Combination,” (i) persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company, and (ii) if a person, including an entity owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.”

4. This Amendment shall be governed by, and construed in accordance with, the internal laws, and not the law of conflicts, of the State of Ohio.

5. In all other respects, the Agreement and each and every provision thereof shall remain in full force and effect as if fully restated herein.

[Signature Page Follows]

INTENDING TO BE LEGALLY BOUND, the parties hereto have executed this Amendment as of the date first written above.

CLIFFS NATURAL RESOURCES INC.
(the “Company”)

/s/ W. A. Brake
Name:	W. A. Brake
Its:	EVP Human & Tech. Resources

KEYBANK, N.A.
(“Trustee”)

/s/ Thor Haraldsson
Name:	Thor Haraldsson
Its:	Vice President

and

Name:
Its:

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